                    FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Margins Improved on Disciplined Cost Controls
Working Capital Reduction Drove Sizeable Cash Generation
Significant Progress Advancing Three Strategic Pillars of Operational Excellence, Commercial Excellence and Strategic Growth

CRANBURY, New Jersey – (February 21, 2017) – Innophos Holdings, Inc. (NASDAQ: IPHS), today announced its financial results for the fourth quarter and full year ending December 31, 2016.
Q4 2016 Highlights

•	Net income of $9 million was up 303% year-over-year on a GAAP basis and 70% on an adjusted basis, on a 2% decrease in sales

•	Adjusted EBITDA of $26 million, or 16% of sales, up 249 basis points year-over-year and in line with expectations

•	GAAP diluted EPS of $0.47 was up significantly from the $0.24 loss in Q4 2015. Adjusted diluted EPS of $0.52 was up 62% versus prior year

•	Working capital reductions drove strong operating cash delivery of $57 million, more than double Q4 2015, and $46 million in free cash flow, more than triple Q4 2015

•	Credit facility refinanced providing favorable terms and additional capacity to support strategic growth plans
Full Year 2016 Highlights

•	Net income of $48 million was up 82% year-over-year on a GAAP basis and up 9% on an adjusted basis, on an 8% decrease in sales

•	Margin impact from revenue shortfall offset by $44 million from cost-reduction actions resulting in strong adjusted EBITDA of $122 million, or 17% of sales, up 180 basis points year-over-year

•	GAAP diluted EPS of $2.44, up 89% from 2015. Adjusted diluted EPS of $2.55, was up 12%

•	Working capital as a percent of sales reduced by 690 basis points through improvements in planning processes and disciplined inventory management

•
Operational Excellence initiatives identified a procurement savings pipeline of $15 to $18 million, $3 million above the range previously provided; $12 million of savings were recorded in 2016 and the balance expected to be realized in 2017

•	Operating cash flow delivered $139 million, up 41% year-over-year, and $103 million in free cash flow, up 53% year-over-year, reducing net debt by 33% and leverage to 1.1x

“2016 was a meaningful and transformative year for Innophos as we strengthened the foundation of our business, delivered bottom line improvement and laid the groundwork for strategic growth,” said Kim Ann Mink, Ph.D., Chief Executive Officer. “By remaining laser focused on reducing costs across the organization, we lowered input costs by a total of $22 million annually, $12 million of which was through our Operational Excellence initiatives and the balance from market conditions. Our 2016 financial results are a true testament to the performance driven culture we are cultivating at Innophos. Throughout the organization our teams are embracing the transformation that is underway, delivering results and displaying a commitment to excellence, transparency and accountability.”
“The fourth quarter was highlighted by bottom line growth and tremendous cash generation. We grew margins even as we faced ongoing market headwinds. Our focus on efficient working capital resulted in meaningful free cash flow performance in the quarter that was more than triple the prior year. We also refinanced our credit facility with lower interest rates and an expanded capacity to support our Strategic Growth pillar.”

“As we move forward into 2017, although we expect market headwinds to continue, we are well positioned to deliver enhanced shareholder value,” Dr. Mink continued. “Our focus will be on executing additional bottom line savings as we move to the next phase of Operational Excellence initiatives, which will standardize processes and reduce costs while improving how we operate. In addition, our Commercial Excellence blueprint that better aligns our sales organization with market opportunities and key customers will be fully implemented. Further, we plan to drive sustainable growth through acquisitions in attractive, high-growth, functional food, health and nutrition market segments. We are actively seeking opportunities to expand our capabilities and build upon our experience in providing value-added and innovative technology-based solutions to these markets.”

Dr. Mink concluded, “I am confident that in the year ahead, we will leverage the momentum of our progress in 2016 by taking the appropriate, decisive next steps to further strengthen our competitive position, improve profitability and solidify Innophos’ future growth prospects.”

Fourth Quarter Results

$ Millions except EPS

Quarter 4	2016	2015	Variance $	Variance %
Sales	168	171	(3)	(2)%
Net Income	9	(5)	14	303%
Adj Net Income	10	6	4	70%
Adj EBITDA	26	22	4	17%
Diluted EPS	0.47	(0.240)	0.71	294%
Adj Diluted EPS	0.52	0.32	0.20	62%
Cash from Ops	57	23	34	150%
Variance $ and Variance % may not foot due to rounding.

Net sales for the fourth quarter 2016 of $168 million were down 2% compared with the fourth quarter 2015.

•
Specialty Phosphates sales of $156 million were down 6% versus the prior-year quarter, primarily due to a 4% decline in volumes of lower margin, less differentiated applications and 2% lower average selling prices.

•	GTSP & Other sales of $12 million were up 118% versus the prior-year quarter as favorable sales volumes offset the effects of low market prices.

Net Income of $9 million for the fourth quarter 2016, up $14 million from the fourth quarter of 2015. Net income as a percent of sales was 6% reflecting improved mix and cost actions.

Adjusted EBITDA of $26 million for the fourth quarter 2016 yielded a margin of 16%, up 249 basis points compared with the prior-year quarter. Specialty Phosphates adjusted EBITDA margins of 17% improved 365 basis points versus the same quarter last year.

Diluted EPS of $0.47 compared with EPS loss of $0.24 for the fourth quarter 2015.

Adjusted diluted EPS for the fourth quarter 2016 was $0.52, up 62% from an adjusted diluted EPS of $0.32 for the fourth quarter 2015.

Net Cash from operations of $57 million in the fourth quarter 2016 was more than double the same period of 2015, as a result of higher net income and significantly improved working capital.

Free cash flow of $46 million in the fourth quarter 2016 was the highest quarter of the year and more than triple the same period of 2015.

Net debt decreased 21% or $35 million sequentially to $132 million and was 33% or $64 million lower than December 2015.

Full Year Results

$ Millions except EPS

FY2016	2016	2015	Variance $	Variance %
Sales	725	789	(64)	(8)%
Net Income	48	26	22	82%
Adj Net Income	50	46	4	9%
Adj EBITDA	122	118	4	3%
Diluted EPS	2.44	1.29	1.15	89%
Adj Diluted EPS	2.55	2.27	0.28	12%
Cash from Ops	139	99	40	41%
Variance $ and Variance % may not foot due to rounding.

Net sales for 2016 of $725 million were down 8% compared with 2015.

•	Specialty Phosphates 2016 sales of $673 million were down 8% versus 2015, primarily on 7% lower volumes, in line with expectations.

•	GTSP & Other 2016 sales of $52 million were down 8% versus 2015, primarily driven by lower market prices.

Net Income of $48 million was up $22 million, or 82%, from 2015. Net income as a percent of sales was 7% in 2016, up from 3% in 2015 due to gross margin improvements from improved mix and cost actions.

Adjusted EBITDA of $122 million yielded a margin of 17%, up 180 basis points compared with 2015 due to improved costs that offset lower sales. Specialty Phosphates adjusted EBITDA margins of 18% improved 251 basis points versus 2015.

Diluted EPS for 2016 was $2.44 compared with diluted EPS of $1.29 for 2015.

Adjusted diluted EPS for 2016 was $2.55 compared with an adjusted diluted EPS of $2.27 for 2015.

Net Cash from operations for 2016 was $139 million, up 41% from 2015.
Free cash flow for 2016 was $103 million, up 53% from 2015 despite $19 million of taxes paid in the first quarter of 2016 related to the cash repatriation program.

Recent Trends and Outlook

Specialty Phosphates volumes declined by 7% for full year 2016 compared with 2015, in line with expectations, primarily driven by reduced sales in lower margin, less differentiated applications and weak end market demand due to continued pressures on packaged foods.

2017 is expected to be another year of transition with a focus on protecting earnings and delivering cash while continuing to build on the three strategic pillars.

Overall market conditions and competitive landscape for 2017 are expected to be similar to the prior year. Full year earnings are therefore expected to be broadly in line with 2016 reflecting the impact of management’s continued focus on cost actions and productivity initiatives given the challenging market conditions.

Conference Call

Innophos will host its fourth quarter 2016 conference call on Wednesday, February 22, 2017 at 9:00 am ET. The call can be accessed by dialing (800) 708-4539 (U.S.) or 1-847-619-6396 (international) and entering passcode 44140578. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q4 2016 earnings call presentation will be made available on the Company’s website the morning of the call. A replay will be available between 11:30 am ET on February 22 and 12:00 pm ET on March 8, 2017. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 44140578#. Additional information on Innophos’ fourth quarter results can also be found on the Company’s website.

About the Company
Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
Contacts
Investors: Mark Feuerbach, 609-366-1204 or investor.relations@innophos.com
Media: Ryan Flaim, Sharron Merrill Associates, 617-542-5300 or IPHS@investorrelations.com
###
Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net sales	$167,790	$170,632	$725,345	$789,147
Cost of goods sold	134,805	145,945	574,953	645,818
Gross profit	32,985	24,687	150,392	143,329
Operating expenses:
Selling, general and administrative	15,839	27,278	67,555	87,304
Research & development expenses	826	1,072	3,739	4,502
Total operating expenses	16,665	28,350	71,294	91,806
Operating income	16,320	(3,663)	79,098	51,523
Interest expense, net	2,042	3,095	7,669	7,518
Foreign exchange loss (gain)	684	(1,179)	1,111	3,882
Income before income taxes	13,594	(5,579)	70,318	40,123
Provision for income taxes	4,212	(946)	22,347	13,777
Net income	$9,382	($4,633)	$47,971	$26,346

Diluted Earnings Per Participating Share	$0.47	($0.24)	$2.44	$1.29
Diluted weighted average participating shares outstanding	19,678,598	19,242,777	19,581,476	20,323,385
Dividends paid per share of common stock	$0.48	$0.48	$1.92	$1.92
Dividends declared per share of common stock	$0.48	$0.48	$1.92	$1.92

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net Income (loss)	$9,382	($4,633)	$47,971	$26,346
Interest expense, net	2,042	3,095	7,669	7,518
Provision for income taxes	4,212	(946)	22,347	13,777
Depreciation & amortization	8,872	8,855	37,479	38,535
EBITDA	24,508	6,371	115,466	86,176

Adjustments
Non-cash stock compensation *	493	180	3,077	2,423
Translation expense (income)	684	(1,179)	1,111	3,882
Restructuring expense	0	0	1,465	8,621
Operating expenses related to refinancing	585	0	585	0
Management transition expense	0	11,789	0	11,789
Specialty Phosphates inventory reserves	0	3,312	0	3,312
Revision of 2014 supplier costs	0	2,000	0	2,000
Adjusted EBITDA	$26,270	$22,473	$121,704	$118,203

Percent of Sales	15.7%	13.2%	16.8%	15.0%

* Not adjusted when calculating Adjusted EPS

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net Income (loss)	$9,382	($4,633)	$47,971	$26,346

Pre-tax Adjustments
Translation expense (income)	684	(1,180)	1,110	3,881
Restructuring expense	0	0	1,465	8,621
Operating expense related to refinancing	585	0	585	0
Management transition expense	0	11,789	0	11,789
Specialty Phosphates inventory reserves	0	3,312	0	3,312
Revision of 2014 supplier costs	0	2,000	0	2,000
Total Pre-tax Adjustments	1,269	15,921	3,160	29,603

Income tax effects on Adjustments	394	5,254	976	9,729
Adjusted Net Income	$10,257	$6,034	$50,155	$46,220

Adjusted Diluted Earnings Per Participating Share	$0.52	$0.32	$2.55	$2.27

Segment Reporting – Fourth Quarter
The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and EBITDA, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended December 31,		Net Sales
	2016	2015	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$116,235	$127,216	(8.6)%
Specialty Phosphates Mexico	39,907	38,079	4.8%
Total Specialty Phosphates	156,142	165,295	(5.5)%
GTSP & Other	11,648	5,337	118.2%
Total	$167,790	$170,632	(1.7)%

Segment EBITDA
Specialty Phosphates US & Canada	$14,120	$9,585
Specialty Phosphates Mexico	10,846	8,068
Total Specialty Phosphates	24,966	17,653
GTSP & Other (a)	(458)	(11,283)
Total	$24,508	$6,370

Segment EBITDA % of net sales
Specialty Phosphates US & Canada	12.1%	7.5%
Specialty Phosphates Mexico	27.2%	21.2%
Total Specialty Phosphates	16.0%	10.7%
GTSP & Other	(3.9)%	(211.4)%
Total	14.6%	3.7%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$5,850	$6,094
Specialty Phosphates Mexico	2,340	2,628
Total Specialty Phosphates	8,190	8,722
GTSP & Other	682	132
Total	$8,872	$8,854

(a) The three months ended December 31, 2015 includes an $11.8 million charge to earnings for management transition expenses.

Segment Reporting – Year-to-date

	Year Ended December 31,		Net Sales
	2016	2015	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$511,304	$568,332	(10.0)%
Specialty Phosphates Mexico	162,095	164,489	(1.5)%
Total Specialty Phosphates	673,399	732,821	(8.1)%
GTSP & Other	51,946	56,326	(7.8)%
Total	$725,345	$789,147	(8.1)%

Segment EBITDA
Specialty Phosphates US & Canada	$68,457	$73,031
Specialty Phosphates Mexico	49,408	30,723
Total Specialty Phosphates	117,865	103,754
GTSP & Other (a) (b)	(2,399)	(17,578)
Total	$115,466	$86,176

Segment EBITDA % of net sales
Specialty Phosphates US & Canada	13.4%	12.9%
Specialty Phosphates Mexico	30.5%	18.7%
Total Specialty Phosphates	17.5%	14.2%
GTSP & Other	(4.6)%	(31.2)%
Total	15.9%	10.9%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$25,752	$26,442
Specialty Phosphates Mexico	7,940	9,558
Total Specialty Phosphates	33,692	36,000
GTSP & Other	3,787	2,535
Total	$37,479	$38,535

(a) The year ended December 31, 2016 includes a $1.5 million charge to earnings for restructuring reserves.
(b) The year ended December 31, 2015 includes an $11.8 million charge to earnings for management transition expenses and an $8.6 million charge to earnings for restructuring reserves.

Price / Volume

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended December 31, 2016			Year Ended December 31, 2016

Reportable Segments	Price	Volume/Mix	Total	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(1.1)%	(7.5)%	(8.6)%	(0.7)%	(9.3)%	(10.0)%
Specialty Phosphates Mexico	(4.7)%	9.5%	4.8%	(2.9)%	1.4%	(1.5)%
Total Specialty Phosphates	(2.0)%	(3.5)%	(5.5)%	(1.2)%	(6.9)%	(8.1)%
GTSP & Other	(97.3)%	215.5%	118.2%	(27.1)%	19.3%	(7.8)%
Total	(4.9)%	3.2%	(1.7)%	(3.0)%	(5.1)%	(8.1)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Year Ended December 31,
	2,016	2,015
Cash flows provided from operating activities
Net income	47,971	26,346
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	37,479	38,535
Amortization of deferred financing charges	680	615
Deferred income tax provision (benefit)	9,534	(36,637)
Share-based compensation	2,822	6,618
Changes in assets and liabilities:
Decrease in accounts receivable	2,058	10,784
Decrease in inventories	44,012	12,071
(Increase) decrease in other current assets	(634)	23,264
Increase (decrease) in accounts payable	14,703	(16,436)
(Decrease) increase in other current liabilities	(18,926)	27,932
Changes in other long-term assets and liabilities	(590)	5,834
Net cash provided from operating activities	139,109	98,926
Cash flows used for investing activities:
Capital expenditures	(36,599)	(31,699)
Net cash used for investing activities	(36,599)	(31,699)
Cash flows used for financing activities:
Proceeds from exercise of stock options	17	246
Long-term debt borrowings	41,000	159,000
Long-term debt repayments	(69,002)	(82,003)
Deferred financing costs	(1,495)	(277)
Excess tax (deficiency) benefit from exercise of stock options	(9)	975
Common stock repurchases and restricted stock forfeitures	(366)	(125,401)
Dividends paid	(37,217)	(38,558)
Net cash used for financing activities	(67,072)	(86,018)
Effect of foreign exchange rate changes on cash and cash equivalents	144	489
Net change in cash	35,582	(18,302)
Cash and cash equivalents at beginning of period	17,905	36,207
Cash and cash equivalents at end of period	53,487	17,905

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$53,487	$17,905
Accounts receivable, net	77,692	79,743
Inventories	128,295	172,667
Other current assets	23,894	23,514
Total current assets	283,368	293,829
Property, plant and equipment, net	205,459	199,494
Goodwill	84,373	84,373
Intangibles and other assets, net	69,811	91,857
Total assets	$643,011	$669,553
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$0	$4,002
Accounts payable, trade and other	51,611	36,898
Other current liabilities	43,605	63,204
Total current liabilities	95,216	104,104
Long-term debt	185,000	209,000
Other long-term liabilities	15,569	23,189
Total stockholders’ equity	347,226	333,260
Total liabilities and stockholders’ equity	$643,011	$669,553

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus net cash used for investing purposes.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.